Exhibit 13.9

AMENDMENT NO. 8

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Mutual Funds)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Mutual Funds (“TMF”) hereby agree that, with respect to the Administrative Services Agreement dated January 1, 2009, as amended, between TAM and TMF (the “Agreement”), effective June 28, 2018, the Agreement is amended to reflect that Thrivent Growth and Income Plus Fund merged into Thrivent Moderately Aggressive Allocation Fund.

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

(Effective June 28, 2018)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Moderately Aggressive Allocation Fund
3.	Thrivent Moderate Allocation Fund
4.	Thrivent Moderately Conservative Allocation Fund
5.	Thrivent Small Cap Stock Fund
6.	Thrivent Mid Cap Stock Fund
7.	Thrivent Partner Worldwide Allocation Fund
8.	Thrivent Large Cap Growth Fund
9.	Thrivent Large Cap Value Fund
10.	Thrivent Large Cap Stock Fund
11.	Thrivent Partner Emerging Markets Equity Fund
12.	Thrivent Balanced Income Plus Fund
13.	Thrivent High Yield Fund
14.	Thrivent Diversified Income Plus Fund
15.	Thrivent Municipal Bond Fund
16.	Thrivent Income Fund
17.	Thrivent Opportunity Income Plus Fund
18.	Thrivent Government Bond Fund
19.	Thrivent Limited Maturity Bond Fund
20.	Thrivent Money Market Fund
21.	Thrivent Low Volatility Equity Fund
22.	Thrivent Multidimensional Income Fund
23.	Thrivent High Income Municipal Bond Fund
24.	Thrivent Small Cap Growth Fund